                                                                 EXHIBIT 10.1(K)
                                 LOAN AGREEMENT
                                 --------------

THE UNDERSIGNED:

I. a. COOPERATIEVE CENTRALE RAIFFEISEN-BOERENLEENBANK B.A., established at Amsterdam, the Netherlands, hereinafter referred to as: Rabobank Nederland,

   b.  DE NATIONALE INVESTERINGSBANK N.V.,
         established at Den Haag, the Netherlands, hereinafter referred to as: DNIB,

         Rabobank Nederland and DNIB hereinafter jointly as well as severally also referred to as: the Banks,

II. HEERLEN ABS MANUFACTURING C.V., a commanditaire vennootschap established under the laws of the Netherlands, having its registered address at Schouwburgplein 30-34 Rotterdam, the Netherlands and having its offices at 1209 Orange Street, 19801 Wilmington, Delaware, USA,

         hereinafter -also- referred to as: the Borrower;

WHEREAS:

     -With its offering letter dated September 17, 1993 the Banks have offered to the Borrower a loan, who has accepted the same;

     -Parties wish to specify the conditions that will apply to said offer;


HAVE AGREED AS FOLLOWS:

Rabobank Nederland herewith grants to the Borrower, who declares to accept from Rabobank Nederland, a loan in the amount of NLG 23,000,000.-- (twenty three million Netherlands Guilders).
DNIB herewith grants to the Borrower, who declares to accept from DNIB, a loan in the amount of NLG 25,000,000.-- (twenty five million Netherlands Guilders), (said loans hereinafter collectively referred to as the "Loan"), subject to and on the following terms and conditions.

ARTICLE 1  PURPOSE
- - ---------  -------

The Borrower shall use the proceeds of the Loan exclusively for the construction of a new production plant, production equipment and starting costs for and related to ABS manufacturing in Heerlen, the Netherlands.
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                                       2

ARTICLE 2  AVAILABILITY
- - ---------  ------------

1. The Loan will, in accordance with the drawdown scheme attached to this Loan Agreement, be made available by Rabobank Nederland to the Borrower in one or more tranches, each tranche to be in the minimum amount of NLG 5,000,000.-- (five million Netherlands Guilders).

2. The Borrower shall provide Rabobank Nederland with a signed receipt or payment order not less than 2 Business Days prior to the proposed date on which such tranche is to be disbursed. Together with this Loan Agreement such receipt or payment order shall constitute full evidence of payment by Rabobank Nederland to the Borrower of the amount as specified therein.

3. The Loan shall be available for drawdown up to and including June 30, 1996 after which date the undrawn amount of the Loan shall no longer be available to the Borrower.

4. For the purpose of this agreement "Business Day" means any day on which dealings and exchange between banks in the currency in which the Loan is available may be carried on in Amsterdam and such other place where any payment is required to be made or any act is required to be performed hereunder.

5.   The obligations of the Banks hereunder are several and not joint.


ARTICLE 3  INTEREST
- - ---------  --------

1. The Borrower shall pay to the Banks interest over each tranche of the principal outstanding amount of the Loan, which shall be calculated over the periods selected thereto by the Borrower in accordance with provisions
     a. or b. hereunder (each such period being an "Interest Period"):

     a. (i) at a fixed rate starting at the successive date(s) of the drawdown(s) and ending on June 30, 1996, to be based on each of the Bank's cost of funding (as determined by Rabobank Nederland on behalf of the Banks) increased with a margin of 1,25% (one and one quarter of one per cent.) per annum and, if so selected by the Borrower and (ii) at a similar fixed rate for the period starting on July 1, 1996 for the remaining term of the Loan, or
     b. at a floating rate, which floating rate will be based on the Amsterdam Interbank Offered Rate (AIBOR) as
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                                       3

         fixed by De Nederlandsche Bank N.V. appearing on Reuter-screen on 12.00 hrs. for Interest Periods of 1 month, 3, 6 or 12 months increased with a margin of 1,25% (one and one quarter of one per cent.) per annum.

     c. Notwithstanding anything to the contrary in this Agreement, if prior to the commencement of any Interest Period the Banks shall determine in good faith that:

         1. By reason of circumstances affecting the Amsterdam interbank market adequate and fair means do not exist for ascertaining the interest rate as meant in Article 3.1 (b) during such Interest Period; or

         2. Deposits in Netherlands Guilders of equal duration to such Interest Period will not be available to them in the Amsterdam interbank market in sufficient amounts to fund the Loan during such Interest Period, then the Banks shall promptly give a notice to the Borrower (being a Suspension Notice), containing full particulars thereof.

             (a) If such a Suspension Notice is given by the Banks before drawdown of a tranche in accordance with Article 2, then the Banks shall not be obliged to make such tranche available. During a period of thirty Business Days from the giving of such Suspension Notice, the Banks shall consult in good faith with the Borrower in order to agree to an alternative basis for the availability of the tranche and/or further tranches.

             (b) If a certain tranche has been drawn down before a Suspension Notice is given by the Banks, the Banks shall within thirty Business Days following the date of the Suspension Notice, certify in good faith to the Borrower an alternative basis for maintaining the Loan. Such alternative basis may be retro-active to the beginning of the then current Interest Periods, and may include an alternative method of fixing the interest rate (which shall reflect the cost of each Bank of funding the Loan plus the margin as mentioned in Article 3.1. (b)) or alternative Interest Periods for the Loan, provided always that as far as practicable any such alternative basis shall be determined by the Banks in a manner and for periods as similar as possible to those provided in Article 3.3.
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                                       4


2. The Borrower shall inform the Banks two Business Days prior to the last Business Day of each Interest Period (the "Interest Adjustment Date") whether it wishes to continue the fixed and/or floating rate or to convert such rate in another rate as set forth above for the next Interest Period. If the Borrower does not timely inform the Banks of its choice, the applicable rate shall be a floating rate at 3 months AIBOR.

3a. Interest on loans bearing interest at a fixed rate shall be due and payable semi annually in arrears, commencing six months after the date of drawdown and will be calculated on the basis of a month of 30 days and a year of 360 days.

3b. Interest on loans bearing interest at a floating rate shall be due and payable at the end of each interest period as well as on the maturity date of the Loan but at least semi annually and will be calculated on the basis of the actual number of days elapsed and a year of 360 days.

ARTICLE 4  FEES
- - ---------  ----

1. The Borrower shall pay to the Banks a front end fee of NLG 125,000.-- (one hundred twenty five thousand Netherlands Guilders), which will be paid on the earlier of (i) disbursement of the first tranche of the Loan (in which case it shall be withheld from such tranche), or (ii) June 30, 1994.

2. The Borrower shall pay to the Banks a commitment fee of 0,35% (zero point three five per cent.) per annum to be calculated over the undrawn amount of the Loan from the date of signing of this Loan Agreement, such fee being due and payable monthly in arrears, commencing on March 1, 1994.

ARTICLE 5  REPAYMENT
- - ---------  ---------

The Borrower shall repay the Loan in 8 semi annual and equal tranches of NLG 6,000,000.-, or if the total outstanding amount of the Loan is less than NLG 48,000,000, a pro rata part of the amount then outstanding, unless agreed upon otherwise, on June 30 and December 31 of each year, commencing on December 31, 1996, the final tranche to be repaid on June 31, 2000.

ARTICLE 6  PREPAYMENT
- - ---------  ----------

1. The Borrower is allowed to prepay - without any penalty - the relevant outstanding principal amount in whole or in part, on each Interest Adjustment Date relative to the amount prepaid, provided that (i) each amount prepaid is in
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                                       5


     a minimum amount of NLG 1,000,000.--, and (ii) the Borrower has informed the Banks of its intention to make such prepayment at least ten Business Days before the Interest Adjustment Date.

2. Prepayment of any amount on any other date than on the Interest Adjustment Date is conditional upon the payment by the Borrower to the Banks of all funding losses incurred by the Banks in connection with such prepayment, provided, however, that any amount prepaid may not be reborrowed by the Borrower.
     For the purpose of this provision, "funding losses" shall mean the costs and expenses incurred by the Banks arising from or relating to the payment by the Borrower of any amount prior to the due date therefor, in each case including without limitation (i) any loss arising from the re-employment of funds through the next original Interest Adjustment Date at rates lower than the rate of interest on such amount pursuant to article 3 and (ii) any loss or charge from the prepayment of any amount incurred by the Banks to fund its advances prior to their maturity.

3. The amounts prepaid pursuant to paragraph 2 will be applied to reduce the outstanding amounts of all tranches under the Loan made available to the Borrower by the Banks on a pro rata basis.

4. The Borrower may notify the Banks within ten Business Days of the receipt of a certificate as mentioned in Article 3.1 (c) that it wishes to prepay the outstanding amount of the Loan, in which event the Borrower shall forthwith prepay the outstanding amount of the Loan together with interest accrued and other charges due, increased with the funding losses as defined in Article 6.2.

ARTICLE 7  JOINT AND SEVERAL CLAIM
- - ---------  -----------------------

Each of Rabobank Nederland and DNIB may, jointly as well as severally, claim any and all remaining indebtedness of the Borrower, incurred under this Agreement.

ARTICLE 8  REPAYMENT/DEFAULT INTEREST
- - ---------  --------------------------

1. In the event that this Loan has become due and payable, the Borrower shall repay to the Banks the remaining outstanding principal amount of the Loan together with accrued interest, default interest and any other charges due by the Borrower to the Banks under this Loan Agreement.

2. In the event the Borrower fails to pay any amount on its due date, the Borrower shall pay to the Banks default
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                                       6


     interest at a rate of 1% (one per cent) per annum above the rate as mentioned in Article 3.1. This default interest will be calculated over the period commencing on the date said amount was due and ending on the date of actual payment of this amount.

ARTICLE 9  PAYMENTS/NO SET OFF
- - ---------  -------------------

All payments to be made by the Borrower under this Loan Agreement shall be made in the currency in which the Loan is outstanding by paying the amounts at the counter of the Banks or at such a place as the Banks will inform the Borrower, and without set-off or counterclaim and free and clear of and without deduction for or on account of any present or future taxes of any nature.
If a day on which a payment under this Loan is due is not a Business Day, the payment will be due and payable on the next Business Day. Interest will be calculated over these extra days as well.

ARTICLE 10  ORDER OF PAYMENT
- - ----------  ----------------

All payments received by the Banks from the Borrower under this Loan Agreement shall be used to reduce the amount which is due hereunder, and are considered to be first for costs, then for fees, interest and principal sums, in that order.

ARTICLE 11  PLEDGE
- - ----------  ------

All of the Borrower's goods, rights and title now or in the future in the possession of the Banks or of a third party on the Banks' behalf are and will be pledged to the Banks to secure any present and/or future obligations of the Borrower under this Loan Agreement, whether or not (conditionally as the case may be) due and payable. The Borrower herewith unconditionally and irrevocably authorizes the Banks to exercise all rights they may have under applicable law with regard to said collateral, including the right to sell the collateral and/or to collect claims thus pledged to the Banks.

ARTICLE 12  EVENTS OF DEFAULT
- - ----------  -----------------

1. The total outstanding principal amount of the Loan together with accrued interest and any other charges due by the Borrower to the Banks under this Loan Agreement will be immediately due and payable and any undrawn portion of the Loan is immediately cancelled, without giving notice or observing any other formality, except as expressly provided for hereinafter, upon occurrence of any of the events as set forth in paragraph 2 of this article.
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                                       7



2. a. if the Borrower shall default in the due payment of any amount payable under this Loan Agreement or any other agreement with any of the Banks on the due date thereof, and has not remedied this default within five Business Days after receipt of a notice by the Banks to that effect.

     b. if the Borrower shall default in the due performance or observance of any other provision contained in this Loan Agreement or of any other document relating to this Loan Agreement or the Borrower fails to pay any amount exceeding NLG 5,000,000.-- in aggregate due under any agreement relating to borrowed money made with another lender and such default exists for more than 8 business days after a notice by the Banks.

     c. (i) if the Guarantor or any of its direct or indirect subsidiaries fails to make any principal payment or payments in an amount of $ 10 million or more individually or $ 20,000,000 or more in the aggregate, in respect of Indebtedness of the Guarantor or any of its subsidiaries within five days of such payment becoming due and payable (after giving effect to any applicable grace period set forth in the documents governing such indebtedness) or any event that results in the acceleration of any Indebtedness as defined hereinafter of the Guarantor or any of its subsidiaries that has an outstanding principal amount of $ 10 million or more individually, or $ 20 million or more in the aggregate occurs;
         (ii) if the Guarantor or any of its subsidiaries fails to make any interest or other payment or payments (other than a principal payment) in excess of $ 2 million (individually or in the aggregate) in respect of any Indebtedness of the Guarantor or any of its subsidiaries, within five days of such interest or other payment becoming due and payable (after giving effect to any applicable grace period set forth in the documents governing such Indebtedness).
         "Indebtedness" shall mean in regard to any person or entity all indebtedness (including guarantees and other contingent obligations) with respect to borrowed money whatsoever nature or for the deferred purchase price of property or services, whether or not the indebtedness of such person or entity has become due and payable.
         (iii) if a final judgment that exceeds $ 5 million individually, or final judgments that exceed $ 10 million in the aggregate, for the payment of money (but except for claims which are adequately insured) are
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                                       8



         entered by a court or courts of competent jurisdiction against the Guarantor or any of its subsidiaries and such judgment or judgments shall not be discharged, satisfied, stayed, annulled or rescinded within 60 days of being entered.

     d. if any security given to the Banks including, without limitation, the guarantee, mortgage and pledges as described in Article 20 becomes unenforceable, is contested or repudiated or if the value thereof decreases substantially;

     e. if the contractual arrangements of the Borrower with General Motors or Volkswagen, as mentioned in Article 20 under (c) shall be terminated or amended if such amendment would, in the opinion of the Banks, have a material adverse effect on the Borrower's financial position;

     f. if the Borrower or the Guarantor requests suspension of payment in general in court or demands a declaration of bankruptcy or party makes a request to declare bankruptcy;

     g. if the Borrower sells, trades or otherwise disposes of its assets other than in the normal course of business;

     h. if the Borrower or the Guarantor offers any composition with regard to unpaid debts to its creditors;

     i.  if the Borrower or the Guarantor ceases to do business;

     j. if the Borrower or the Guarantor decides to dissolve, or has lost its corporate capacity;

     k.  if a notice as meant in Article 36 of the Dutch "Invorderingswet" or
         Article 16 of the Dutch "Coordinatiewet Sociale Verzekeringen" with regard to the Borrower has been filed;

     l. if an attachment ("conservatoir beslag") on any substantial asset of the Borrower or the Guarantor has not been terminated within thirty days after the day on which the attachment was effected;

     m. if an attachment ("executoriaal beslag") is made on any substantial asset of the Borrower or the Guarantor;
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                                       9



     n. if the Borrower fails to inform the Banks about any occurrence which would have material adverse effect on the ability of the Borrower to perform its obligations under the Loan Agreement or the ability of the Guaran-tor to perform its obligations under the Guarantee.


ARTICLE 13  CHANGES IN BUSINESS
- - ----------  -------------------

1. The Borrower hereby undertakes towards the Banks that it shall, without the prior written consent of the Banks, not (i) materially change the conduct of its business, or (ii) amend its contract constituting the "Commanditaire Vennootschap".

2. The Borrower herewith undertakes to the Banks that it will timely inform the Banks of any intended action as set forth in paragraph 1. hereof and of an intended decision which will result in a major change in the control over the activities of its business.

3. At the request of the Banks the Borrower shall not effectuate its intention mentioned under paragraph 2 until after the parties shall have (i) considered the consequences of such event for the repayment of the outstanding amount and interest payable under the Loan and (ii) rearranged the conditions of this Loan Agreement.

4. In connection with any intended event mentioned in this article the Banks are entitled to stipulate additional conditions which are in the opinion of the Banks necessary to protect its reasonable interests with regard to the obligations of the Borrower under this Loan.
     In case the Borrower does not comply with these conditions within thirty Business Days, all amounts due by the Borrower of whatever nature under this Loan will become immediately due and payable without giving notice or observing any other formality.


ARTICLE 14  FINANCIAL INFORMATION
- - ----------  ---------------------

The Borrower undertakes as long as any obligation of the Borrower under this Loan Agreement is outstanding to provide the Banks with its annual financial statements, audited by an independent auditor, as soon as they have become available and in any event no later than six months after closing the accounts for the relevant year. Furthermore, the Borrower shall provide the Banks with such other financial information which the Banks may reasonably request from time to time.
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                                       10



The first annual financial statements to be provided hereunder will relate to the year ending January 31, 1995.

ARTICLE 15  TAXES/COSTS
- - ----------  -----------

1. All payments due from the Borrower hereunder shall be made free and clear, and without any deduction in respect of taxes, levies, fees, duties, imposts, charges or withholdings of any nature now or hereafter imposed. In the event that the Borrower is compelled to make any such deduction, as aforesaid, it will pay each of the Banks in the same manner and by the same time such additional amounts received by each of such Banks shall equal the amounts which would have been received if no deduction had been made. In such event the Borrower shall provide each of the Banks within thirty days of the date of such payment with a certificate evidencing the payment of such tax or other deduction.

2. If the Borrower makes a payment under article 15.1 for the account of a Bank and such Bank, in its sole opinion, determines in good faith that it has received or been granted a credit against or relief or remission for, or repayment of, any tax paid or payable by it in respect of or calculated with reference to the deduction or withholding or other matter giving rise to such payment and such Bank shall, in its sole opinion, have determined such amount to be attributable to the deduction or withholding or other matter which will leave such Bank (after such payment) in no better or worse position than it would have been in if the Borrower had not been required to make such deduction or withholding, then such Bank shall reimburse the Borrower as far as the foregoing is not to the detriment of such Bank.
     Nothing herein contained shall interfere with the right of each of the Banks to arrange each of its tax affairs in whatever manner each of it thinks fit or oblige any Bank to disclose any information relating to its tax affairs or any computations in respect thereof or require any Bank to do anything that would prejudice its ability to benefit from any tax credits, or reliefs or remissions for, or repay-ments to which it may be entitled.

3. Furthermore the Borrower shall pay all costs in connection with the enforcement of this Loan Agreement. Costs of enforcement include the reasonable costs of legal assistance incurred. The Borrower shall furthermore pay any and all stamp and other taxes and charges payable in connection with this Agreement or any document hereunder.
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                                       11



ARTICLE 16  EVIDENTIAL FORCE
- - ----------  ----------------

The accounts of the Banks shall be prima facie evidence of any amount which the Borrower may owe from time to time to the Banks pursuant to this Loan Agreement, except in case of manifest error.

ARTICLE 17  COVENANTS
- - ----------  ---------

1. The Borrower hereby undertakes towards the Banks that its equity shall at all times be at least 35% of its total balance sheet.
     For the purpose hereof, "equity" shall mean: the paid-up share capital of Heerlen ABS Manufacturing B.V. and Kelsey-Hayes GmbH., plus the contribution paid by Kelsey-Hayes Company and Kelsey-Hayes Holding Inc. as silent partners to the capital of the Borrower, plus intercompany subordinated debts.
     For determining compliance with the above ratio, the consolidated annual audited financial statements of the Borrower, Kelsey-Hayes Netherlands Inc. and Kelsey-Hayes Heerlen Inc., consistently applied and prepared in accordance with generally accepted accounting principles in the Netherlands or such generally accepted accounting principles as may otherwise be applicable.

2. The Borrower represents and warrants to the Banks that at all times not more than 40% of the total amount spent on the project as mentioned in
     Article 1. will be financed by the Loan plus the overdraft facility up to a maximum amount of NLG 14,400,000.-- granted to the Borrower by Rabobank Nederland (the "Overdraft Facility").

ARTICLE 18  NEGATIVE PLEDGE
- - ----------  ---------------

1. The Borrower hereby undertakes towards the Banks that as long as the Loan or any part thereof remains outstanding or any other sum is payable under this Loan Agreement, it shall not without the prior written consent of the Banks, which consent will not be unreasonably withheld, unless the interests of the Banks will (in the opinion of the Banks) be damaged, and except as contemplated by this Loan Agreement or the agreement relating to the Overdraft Facility:

     a. create or permit to subsist any charge, mortgage, pledge or other collateral in respect of any of its property, present and/or future, nor sell, barter or otherwise alienate (including, without limitation, through any sale and leaseback- and other off-balance transactions) any of its property;
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                                       12


     b. lien its present and/or future assets in any way, or to make such asset subject to any third party rights or sell, barter or otherwise alienate (including, without limitation, through any sale and leaseback- and other off-balance transactions) any of its assets, other than the sale or transfer for the full value in the normal course of business.

2. The Borrower represents and warrants vis-a-vis the Banks that none of its present or future subsidiaries or companies in which the Borrower holds or will hold the majority of the shares, will create any security interest as described in paragraph 1. hereof.

3. In the event that the Borrower will, after having obtained the written consent of the Banks thereto, grant security to any other creditors for any present and/or future obligations arising from any agreements, the Borrower shall at the same time grant security to the Banks for present and/or future indebtedness of the Borrower to the Banks, whether for principal, interest or otherwise, which security will at least rank equally with the security granted to such other creditors and which will provide for at least the same coverage as obtained by such other creditors.

ARTICLE 19  PARI PASSU
- - ----------  ----------

The Borrower represents and warrants to the Banks that the obligations arising from this Loan Agreement, rank, and will rank, at least pari passu with all other present and/or future unsubordinated obligations arising from any other agreements, of whatever nature, in connection with borrowed money.

ARTICLE 20  CONDITIONS PRECEDENT
- - ----------  --------------------

The commitment of the Banks to make available any amount hereunder is subject to the prior receipt by it of all of the following documents and compliance with the following conditions:

(a) To secure the due performance of the Borrower's present and future obligations under this Loan Agreement and the Overdraft Facility, the Borrower shall create, or shall cause to be created, in favour of the
     Banks:

     (1) A guarantee, duly executed by Varity Corporation (the 'Guarantor'), in the form as attached hereto as Exhibit A (the 'Guarantee'), together with a satisfactory opinion (in the opinion of the Banks) of the legal counsel to the Guarantor in connection therewith and all such other documents the Banks may request in connection with the power and authority of the Guarantor;

     (2) A first mortgage on the premises of Heerlen ABS Manufacturing B.V., established at Heerlen, in an amount of NLG 50,000,000.--;

     (3) A pledge of all accounts receivable, inventory and goods of the Borrower as set forth in a pledge agreement in the form attached hereto as Exhibit B as well as a pledge, or similar security interest under German law, of all accounts receivable, inventory and goods by Kelsey-Hayes GmbH;

     (4) The Co-Debtorship Agreement between the Banks and Heerlen ABS Manufacturing B.V. and Kelsey-Hayes GmbH or such other document acceptable to the Banks providing at least the same security, in the sole discretion of the Banks, as the Co-Debtorship Agreement;

         all such deeds on terms and conditions as may be required by the Banks;

(b) Opinions, satisfactory to the Banks, confirming -inter alia-that (i) the obligations of the Borrower under this Loan Agreement and the Overdraft Facility are valid, binding and enforceable against it and (ii) that all security interests as mentioned in (a) under (1), (2) and (3) are valid, binding and enforceable instruments;

(c) Documents evidencing the contractual arrangements of the Borrower and/or Kelsey-Hayes Company and/or Kelsey Hayes Holdings Inc. with General Motors or Volkswagen, stating that the Borrower is nominated as supplier for ABS-systems;

(d) A specimen of the persons authorized to sign or dispatch all notices, certificates and other documents on behalf of the Borrower in connection with this Loan Agreement;

(e) All such documents the Banks may require to evidence that Kelsey-Hayes Company and/or Kelsey-Hayes Holdings Inc. has supplied an amount of at least NLG 35,000,000.-- for the development of the project as mentioned in
     Article 1. hereof;

(f) Documents containing the terms and conditions which apply to the NFIA-subsidy granted by the "Minister van Economische Zaken" and issued in connection with the project mentioned in Article 1 of this Agreement;

(g) The contract between the limited and general partners of the Borrower constituting the "Commanditaire Vennootschap";

(h) Such other documents as the Banks may reasonably request, which apply to - inter alia- the subsidy grant under the 1993 subsidy scheme for regional investment projects, issued in connection with the project mentioned in
     Article 1. of this Agreement.

     Each of the above documents shall be in form and substance satisfactory to the Banks.

ARTICLE 21  COMMUNICATIONS
- - ----------  --------------

All notices and communications made hereunder, unless otherwise agreed upon, shall be served at the following addresses:

to the Banks addressed to:
Rabobank Nederland
P.O. Box 17100
3500 HG Utrecht

to the Borrower addressed to:
Heerlen ABS Manufacturing C.V.
p/a Kelsey-Hayes Netherlands Inc.
1209 Orange Street, 19801 Wilmington, Delaware, USA

and

p/a Kelsey-Hayes Heerlen Inc.
1209 Orange Street, 19801 Wilmington, Delaware, USA

with copies to:
Kelsey-Hayes Group
William R. Schorenburg,
Treasurer of the Kelsey-Hayes Group
fax 09-1-313-9418340

and to
Henry T. Pollock, Assistant Treasurer Varity Corporation fax 09-1-716-8888010

or to such other addresses as may from time to time be notified in writing by either party to the other.

ARTICLE 22  CHANGES IN CIRCUMSTANCES
- - ----------  ------------------------

1. In the event that at any time any change should be made in any applicable law or regulation of the Netherlands or in the interpretation thereof by any governmental or other authority of the Netherlands charged with the administration thereof or in the requirements of any monetary agency of the Netherlands - in particular (but without prejudice to the generality of the foregoing) in respect of any assets, advances made and/or deposits taken by the Banks - such change increasing the direct cost to the Banks (in order to meet its obligations in connection with) of the Loan made hereunder, then the Borrower shall on demand and from time to time pay to the Banks such amounts as will fully compensate the Banks for such additional costs, upon receipt of a proper invoice for said additional costs.
     The Banks shall endeavor to notify the Borrower promptly of the occurrence of any such event as aforesaid and forward to the Borrower a certificate setting out the details as to any such increase in cost. The Banks shall negotiate in good faith this new situation with the Borrower, without any responsibility for the Banks.
     If the Borrower is required to pay to the Banks any additional amounts as aforesaid for the amounts drawn hereunder, the Borrower shall be entitled to prepay the outstanding amounts without any penalty, provided such prepayment occurs on an Interest Adjustment Date or, in case of a fixed rate advance, the last date of the fixed interest period.

2. Notwithstanding any other provision herein, the commitment of the Banks hereunder shall terminate in the event that any change in applicable law or regulation of the Netherlands or in the interpretation thereof by any governmental authority and/or De Nederlandsche Bank N.V. therein or thereof charged with the administration of any applicable law or regulation shall make it unlawful for the Banks to maintain or give effect to its obligations under this Loan Agreement.
     In such event the Borrower shall immediately repay to the Banks all sums outstanding including accrued interest thereon and any other unpaid charges due.

ARTICLE 23  MISCELLANEOUS
- - ----------  -------------

1. For the purpose of this Loan Agreement the Banks choose domicile at the office of Rabobank Nederland in Utrecht, the Netherlands, 18 Croeselaan, and the Borrower accepts that for process-serving purposes only, notices served upon it at its registered address will be to deemed to have been properly communicated and served.

2. This Loan Agreement and the interpretation thereof shall be governed by the laws of the Netherlands.

3. Any suit, action or proceeding with respect to this Loan Agreement shall be brought before the competent courts in the Arrondissement of Amsterdam in the Netherlands or such other courts in the Netherlands as the Banks in their sole discretion may decide.

4. The Borrower herewith unconditionally and irrevocably authorizes Rabobank Nederland to debit its account with Rabobank Nederland account number 3000.61.048 for all the interest and principal it is due to Rabobank Nederland and/DNIB under this Loan Agreement, notwithstanding its obligation to pay any amount payable under this Loan Agreement in full. Debit balances on said account will not be permitted.

5. The Borrower represents that no agreement to which the Borrower is a party or by which it is bound will be contravened by the entrance into this Loan Agreement.

6. As far as not contradictory to any provisions in this Loan Agreement, the offering letter dated September 17, 1993, with reference UC-
     P316/WH/ms/O300462 is fully applicable. In the event that any conflict occurs between this Loan Agreement and said offering letter, the Loan Agreement shall prevail.

7. As far as not contradictory to any provisions in this Loan Agreement, the General Conditions applicable to the relations between Rabobank Nederland or its memberbanks and its customers, as filed at the Registrar's Office of the District Court of Amsterdam on November 6, 1987 are fully applicable, provided that DNIB in principle enjoys the same legal position therefrom as Rabobank Nederland. The Borrower herewith declares to have taken due notice of these General Conditions.

SIGNED in Utrecht, The Hague and Wilmington respectively on the dates appearing hereafter.


I.   COOPERATIEVE CENTRALE RAIFFEISEN-BOERENLEENBANK B.A.


     /s/ K. Wever                                        /s/ J.W. Slooten
     ----------------------                              -----------------------

     date: January 21, 1994



     DE NATIONALE INVESTERINGSBANK N.V.


     /s/ E. Ven Der Berg                                 /s/ A. Waaijen
     ----------------------                              -----------------------

     date: January 21, 1994

II.  HEERLEN ABS MANUFACTURING C.V.,
     duly represented by

     KELSEY-HAYES NETHERLANDS INC.


     /s/ W. Schnorenberg
     ----------------------                              -----------------------

     and

     KELSEY-HAYES HEERLEN INC.


     /s/ W. Schnorenberg
     ----------------------                              -----------------------

     date:  January 21, 1994